EXHIBIT 10.1

AGREEMENT

          WHEREAS, JULIA KOPTA, residing at 10983 Alto Court, Oak View, California 93022, individually and on behalf of all her successors, heirs, executors, administrators, legal representatives, and assigns (hereinafter referred to collectively as “Kopta”), and LTC PROPERTIES, INC., a Maryland corporation with offices at 22917 Pacific Coast Highway, Malibu, California 90265, on behalf of its subsidiaries divisions and affiliates, and their respective predecessors, successors, assigns, representatives, officers, directors, shareholders, agents, employees and attorneys (hereinafter referred to collectively as “LTC”), effective as of April 1, 2003, have reached agreement with respect to all matters arising out of Kopta’s employment with LTC and the termination thereof; and

          WHEREAS, the parties have determined amicably to end the employment relationship between the parties;

          NOW, THEREFORE, in consideration of the mutual covenants and undertakings set forth in this agreement and the Exhibits to and Schedules attached hereto and made a part hereof (“Agreement”) Kopta and LTC agree as follows:

1.       Termination of Employment.  By mutual agreement between the parties, the Employment Agreement, effective as of January 1, 2000, as amended effective June 23, 2000, a copy of which is attached hereto as Exhibit I (“Employment Agreement”), and Kopta’s employment, shall terminate on April 1, 2003 (“Termination Date”), except as to those provisions of the Employment Agreement which the parties have agreed shall survive, as specified in Paragraph 4 of the Mutual General Release, dated April 1, 2003 between Kopta and LTC (the “Mutual General Release”).  Kopta and LTC each desire the separation to be an amicable one and to resolve all matters between each other.

          2.          Separation Payments and Benefits.  LTC will pay Kopta the amounts described below, subject to the provisions of this Agreement.  The payments to be provided by this paragraph are in place of, and not in addition to, payments Kopta would otherwise be entitled to pursuant to any policy or practice of LTC.

                       (a)          Severance Payments.  The Company will pay Kopta a severance payment equal to one year’s base salary of Two Hundred Fifty Thousand Dollars ($250,000); such payment will be made by LTC check or wire transfer as Kopta shall instruct in writing (“Severance Payment”).  The Severance Payment will be reduced by any and all applicable payroll deductions including, but not limited to, federal, state and local tax withholdings, but not more than approximately 28% for federal income tax withholding and approximately 9% for state income tax withholding. The Severance Payment shall be made within 3 business days following the expiration of the Revocation Period specified in Section 6 of the Mutual General Release.

                       (b)          COBRA Payments.  For a period of 18 months following the Termination Date (through September 30, 2004), the Company will pay Kopta’s  COBRA payments with respect to insurance plans or policies currently provided by LTC, provided that such payments from LTC shall not exceed $ 1,261.87 per month.

                       (c)          Business Expenses Incurred Prior to April 1, 2003.  For reasonable and necessary business expenses incurred prior to April 1, 2003, which expenses have been detailed on expense reports previously submitted to LTC for reimbursement, the Company will remit payment to Kopta in accordance with LTC’s regular practices and customs.  The Company shall make payments to the Company’s executive health insurance plan, SML (“SML Plan”) for reimbursement of Kopta for healthcare expenses incurred prior to April 1, 2003 pursuant to the terms of the SML Plan.

          3.          Return of LTC Property.  Kopta agrees to return to LTC by no later than  3 business days after expiration of the Revocation Period any and all property belonging to LTC, including, without limitation, codes, home computers, company IDs, business credit cards, business records, and proprietary and confidential information, including but not limited to the property set forth on Schedule A attached hereto and made a part of hereof. Kopta shall not retain any copies, duplicates or excerpts thereof, except to the extent consented to by LTC in order to permit Kopta to discharge her responsibilities pursuant to the Consulting Agreement dated April 1, 2003, and more fully described in Paragraph 9 hereof.  At the conclusion of the Consulting period, Kopta will return all remaining LTC property to LTC.  LTC agrees to permit Kopta to remove any and all property belonging to Kopta that is at LTC’s offices

          4.          Options and 401(K) Plan.  The options and shares previously awarded to Kopta under the LTC plans on Schedule B attached hereto and made a part hereof (“Plans”), to the extent not previously vested, will vest immediately on the Termination Date and will be exercisable as provided in Schedule B.  LTC acknowledges and agrees that Kopta’s 401(K) plan is 100% employee funded.  LTC agrees to cooperate with Kopta in rolling over her investments therein.

          5.          Deferred Compensation.  Any unvested portion of the shares awarded to Kopta under the Amended Deferred Compensation Plan of LTC Properties, Inc. and listed on Schedule B hereto will vest immediately on the Termination Date.  Kopta will not be entitled to any additional awards pursuant to the Amended Deferred Compensation Plan of LTC Properties, Inc

          6.          Releases.  As a condition to and simultaneously with the execution hereof, Kopta and LTC will execute the Mutual General Release  (“General Release”) attached hereto as Exhibit II and made a part hereof.

          7.          Letter of Recommendation.  Upon execution of this Agreement by LTC, LTC shall deliver an original executed letter of recommendation on LTC’s letterhead to

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LTC’s counsel, Herbert Kozlov,  for delivery to Kopta upon the expiration of the revocation period,  in the form attached hereto as Exhibit III and made a part thereof. LTC shall not provide any other information or references with respect to Kopta other than as set forth in the foregoing letter of recommendation.  In response to any inquiry regarding Kopta’s employment, the Company shall inform the inquirer that Kopta served as Executive Vice-President, General Counsel and Corporate Secretary; that she was employed from January 1, 2000 through April 1, 2003; that her base salary was $250,000; that she left the Company under amicable circumstances; that the company has provided her with a letter of recommendation that provides additional information which is available from Kopta, and that it is Company policy not to provide additional information.

          8.          Change Control of Payment.  In the event that before October 1, 2004, a Change of Control (as defined in the Employment Agreement) occurs, and Kopta would have been eligible to receive Change of Control payments as provided in the Employment Agreement had she been an employee at the time of such Change of Control, then Kopta will be paid a Change of Control payment in the amounts and upon the terms set forth in her Employment Agreement as if she were still employed thereunder at the time of the Change of Control; provided, however, that the Severance Payment paid to Kopta hereunder shall be credited against and deducted from the amount of  any Change of Control payments to which she is entitled under this Section 8.  For purposes of illustration, the Change of Control Payment contemplated by the Employment Agreement is an amount equal to two year’s Base Salary; Kopta’s Base Salary prior to the termination of her employment was $250,000 per annum; pursuant to this Agreement Kopta is receiving a lump sum payment equal to one year’s Base Salary; therefore, the Change of Control payment she might become entitled to receive pursuant to this Section 8 shall be $250,000, or one year’s Base Salary.

          9.          Consulting Agreement Effective on the Termination Date.  Simultaneously herewith, LTC and Kopta will enter into the Consulting Agreement attached hereto as Exhibit IV and made a part hereof, effective as of the Termination Date.

          10.        No Admission of Liability.  By entering into this Agreement, the parties do not admit to any liability, wrongdoing, breach of any contract, commission of any tort or the violation of any statute or law alleged by the other to have been violated or otherwise.

          11.        Entire Agreement and Severability.  This Agreement and all Exhibits and Schedules hereto constitute the complete settlement of all issues and disputes existing between Kopta and LTC as of the date hereof, and may not be modified except in writing signed by both Kopta and LTC.  This Agreement has been entered into by Kopta and LTC voluntarily, knowingly, and upon advice of counsel.  If any provision of this Agreement is held to be invalid, the remaining provisions shall remain in full force and effect.

          12.        Execution.

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                       a.          Kopta acknowledges that she has had up to twenty-one (21) days from her receipt of this document to review it.  Upon execution, Kopta or her attorney must promptly send this document by overnight mail to Herbert F. Kozlov, Esq., Reed Smith LLP, 599 Lexington Avenue, 29th Floor, New York, New York 10022.  A copy should be retained by Kopta.

                       b.          Following her signing of the Agreement, Kopta has the right to revoke the Agreement at any time within seven (7) calendar days of her signing it, not including the date of her signing (the “Revocation Period”). Notice of revocation shall be given in writing and sent by overnight mail no later than the seventh day following the date Kopta signs this Agreement, to Herbert Kozlov, Esq., Reed Smith LLP, 599 Lexington Avenue, 29th Floor, New York, New York 10022.  If Kopta does not revoke the Agreement, this Agreement shall be deemed to be effective and to be enforceable as of the last date set forth opposite any signature hereto.  If Kopta gives notice of revocation during the Revocation Period in the manner specified above, this Agreement shall become null and void and all rights and claims of the parties which would have existed, but for the execution of this Agreement shall be restored.

          13.        Governing Law; Venue.  This Agreement shall be governed by and construed in accordance with the law of the State of California.  An action for breach of this Agreement may be brought in any state or federal court of competent jurisdiction located in  California.

          14.        Successors and Assigns.  This Agreement is binding upon and shall inure to the benefit of the heirs, successors and assigns of the parties hereto.

          15.        Mutual Confidentiality and Nondisparagement.  Company and Kopta agree that the terms of this agreement are confidential and will not be disclosed, except (i) as necessary to execute the terms hereof and/or in connection with Kopta’s tax preparation; (ii) as required by law; or, (iii) in connection with legal enforcement of the terms hereof.  Further, the Company shall not disparage Kopta in any manner and Kopta shall not disparage the Company or its officers, directors, employees or agents in any manner.

          THE UNDERSIGNED, intending to be legally bound, have executed this Agreement on this __ day of ________, 2003.

LTC PROPERTIES, INC.

BY:
Julia Kopta
Name:
Title:

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STATEMENT BY THE EMPLOYEE WHO IS SIGNING BELOW: LTC HAS ADVISED ME IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT AND RELEASE MADE PART HEREOF.  I HAVE CAREFULLY READ AND FULLY UNDERSTAND THE PROVISIONS OF THIS AGREEMENT AND HAVE HAD SUFFICIENT TIME AND OPPORTUNITY TO CONSULT WITH MY PERSONAL TAX, FINANCIAL AND LEGAL ADVISORS PRIOR TO EXECUTING THIS DOCUMENT, AND I INTEND TO BE LEGALLY BOUND BY ITS TERMS. I UNDERSTAND THAT I HAVE TWENTY ONE (21) DAYS TO CONSIDER THIS AGREEMENT AND THE RELEASE THAT IS A PART HEREOF AND HAVE THE OPTION OF SIGNING SUCH AGREEMENT AND RELEASE ANYTIME WITHIN SUCH TWENTY-ONE (21) DAY PERIOD.  I ALSO UNDERSTAND THAT I MAY REVOKE THE AGREEMENT AND RELEASE WITHIN SEVEN (7) DAYS FOLLOWING MY SIGNING, AND THIS AGREEMENT AND RELEASE WILL NOT BECOME ENFORCEABLE OR EFFECTIVE UNTIL THAT SEVEN (7) DAY PERIOD HAS EXPIRED.

JULIA KOPTA

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SCHEDULE A

PROPERTY

Cell Phone	Kopta may keep the telephone and telephone number, but the billing shall be switched to Kopta individually prior to expiration of the Revocation Period.

Home Fax machine	Kopta may keep the home fax machine

Home computer	Kopta may keep the home computer provided by the company

SCHEDULE B

Plans

•	LTC Properties, Inc. 1998 Restricted Stock and Stock Option Plan

	(a)	Restricted Stock: 20,000 shares granted on 1-1-00 at $8.4375 per share

12,000 vest at 1-1-03

8,000 to vest on termination date

	(b)	Options:

(i) 30,000 options granted on 3-31-2000 at exercise price of $5.375 per share. The exercise period expires as to these options on October 1, 2004. Of those 30,000 options:

12,000 options previously vested and were exercised; and

6,000 options vested on 3-31-03; and

12,000 options vest on termination date.

(ii) 14,000 options granted on 10-3-01 at exercise price of $5.170 per share. The exercise period expires as to these options on October 1, 2004. Of those 14,000 options:

2,800 options previously vested and were exercised; and

11,200 options vest on termination date.

•	Amended Deferred Compensation Plan of LTC Properties, Inc., dated 12-1- 95

31,273 shares, which shares will be delivered to Ms. Kopta per her instructions.

EXHIBIT I

EMPLOYMENT AGREEMENT

EXHIBIT II

MUTUAL GENERAL RELEASE

MUTUAL GENERAL RELEASE

          This Mutual General Release (“General Release”), effective as of April 1, 2003, is entered into by and between Julia Kopta, an individual (“Kopta”), and LTC Properties, Inc., a corporation organized under the laws of the State of Maryland (“LTC”).

          NOW, THEREFORE, for good and valuable consideration arising from the simultaneous execution of an Agreement of even date herewith and the covenants and undertaking set forth therein, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

          1.  General.  Pursuant to the terms of an Agreement executed simultaneously herewith  setting forth the terms of Kopta’s termination of employment, Kopta and the Company acknowledge that Kopta’s employment with LTC ended on April 1, 2003. From April 1, 2003 until September 30, 2003, Julia Kopta shall be engaged as a consultant to LTC pursuant to a separate consulting agreement.    Kopta and LTC each desire the separation to be an amicable one and to resolve all claims and potential claims against each other.

          2.  Mutual Releases.

                       (a)  Release By Kopta.  Subject to the exceptions noted in Paragraph 4 below, on behalf of herself, her heirs, and assigns; Kopta hereby irrevocably and unconditionally releases and forever discharges LTC, all current and former parents, subsidiaries, related companies, affiliated entities, partnerships or joint ventures; and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other person acting by through, under or in concert with any of the persons or entities listed in this subsection; of and from any and all liabilities, claims, obligations, promises, agreements, demands, damages, actions, charges, complaints, cost, losses, debts and expenses (including attorney’s fees and costs actually incurred), causes of action of every kind (collectively “Claims”) known or unknown, disclosed or undisclosed, matured or unmatured, including, but not limited to, all claims under state, federal, or common law, whether based in contract, tort, statute or otherwise that are in any way related to Kopta’s employment by LTC and the termination of such employment.  Kopta understands that this release includes the release of all claims under all federal, state and local laws prohibiting unlawful employment discrimination or harassment or otherwise relating in any way to her employment relationship with LTC, or her separation from that employment, including but not limited to:  (1) Title VII of the Civil Rights Act of 1964; (2) the Americans With Disabilities Act; (3) the Employee Retirement Income Security Act; (4) the Civil Rights Act of 1990; (5) the Age Discrimination in Employment Act; (6) the Family and Medical Leave Act; (7) the California Fair Employment and Housing Act; (8) the California Wage Payment Law; (9) the California Equal Pay Law; (10) the Unruh Civil Rights Act; (11) the California Family and Medical Leave Law;   (12) the Employment Agreement between Julia Kopta and LTC effective as of January 1, 2000, as amended effective June 23, 2000 (the “Employment Agreement”), and (13) any and all other laws, acts, statutes, ordinances, regulations, or any recognized cause of action under the laws of any state (including political subdivisions thereof) that relate in any way to any claim or possible claim that Kopta may have against those released relating to her employment or separation from employment with LTC.

                       (b)  Release By LTC:  LTC hereby irrevocably and unconditionally releases and forever discharges Kopta and her heirs, agents, assigns, representatives, attorneys, insurers, and any other person acting by through, under or in concert with any of the persons or entities listed in this subsection of and from any and all liabilities, claims, obligations, promises, agreements, demands, damages, actions, charges, complaints, cost, losses, debts and expenses (including attorney’s fees and costs actually incurred), causes of action of every kind (collectively “Claims”); known or unknown, disclosed or undisclosed, matured or unmatured, including, but not limited to, all claims under state, federal, or common law, whether based in contract, tort, statute or otherwise; in any way related to Kopta’s duties, responsibilities or employment by LTC and the termination of such employment.

                       (c)  Pursuit Of Released Claims:  Each of Kopta and LTC represent, on her or its own behalf, that she or it, as the case may be, has not filed or caused to be filed any lawsuit, complaint, or charge with respect to any Claim this General Release purports to release, and each promises never to file or prosecute a lawsuit, complaint, or charge based on such Claims in either a judicial or administrative forum.

          3.  Waiver Of Unknown Claims:  There is a risk that subsequent to the execution of this General Release, either Kopta or LTC will suffer violations of rights or other loss or damage which in some way relate in some way to Kopta’s duties, responsibilities or employment with LTC or the termination of such employment which existed at the time of the execution of this General Release, but which are unknown and unanticipated at the time this General Release is signed.  Kopta and LTC shall each assume these risks and their releases herein shall apply to all unknown or unanticipated results of any occurrences in any way related to Kopta’s employment for LTC or the termination of such employment, as well as those known and anticipated, except that this Release shall not apply to actions or occurrences which post-date the date on which this General Release is signed.  Upon advice of legal counsel, Kopta and LTC each hereby waive all rights under California Civil Code Section 1542, which section has been explained to by their respective counsel and reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

          4.  Exceptions To Release:  LTC and Kopta acknowledge that the release described in Paragraph 2(a) above does not extend to and does not release LTC from the obligation to indemnify Kopta as would otherwise be required under Paragraphs 8 or 6(g) of the Employment Agreement or California Labor Code section 2802, including, but not limited to, reasonable amounts incurred as the result of any lawsuit that may be brought by a third party arising as a  consequence of the discharge of Kopta’s duties or the obedience to the directions of LTC, or in her capacity as an officer of LTC,  its affiliates, or as an officer of CLC Healthcare, Inc.  LTC and Kopta also acknowledge that the release described in Paragraph 2(b) above does not release Kopta from her obligation to maintain the confidentiality of proprietary information and trade secrets of LTC as provided in any agreement that Kopta may have signed during her employment with LTC or which might otherwise exist as a consequence of her role and service as an attorney to or officer of LTC or its affiliates.  LTC and Kopta further acknowledge that the release described in Paragraph 2(a) above does not release LTC from any of its obligations to Kopta described in the Agreement between LTC and Kopta dated as of April 1, 2003 (“Agreement”).

          5.  Consideration Period, Advice Of Counsel, And Expiration Date:  Kopta acknowledges her understanding that she has twenty-one days to consider this General Release, its benefits, and its consequences.  She understands that she has the option of signing this General Release at any time before the end of the twenty-one day period, and that any election to do so is completely within her discretion.  Kopta further acknowledges that she understands that she may seek the advice of an attorney before signing this General Release, and that she has had a full and adequate opportunity to do so.  Kopta and LTC  understand that the offer in this General Release will expire by its own terms if not signed and delivered to LTC as provided in Paragraph 12(a) of the Agreement, 5:00 p.m. on April 30, 2003.

          6.  Revocation Period:  Kopta acknowledges and understands that she will have seven days after signing this General Release to revoke it (“Revocation Period”).  The General Release will not become effective and enforceable until the signed General Release has been delivered to LTC and the Revocation Period has expired.

          7.  No Reliance On Other Representations:  Kopta represents and acknowledges that in executing this General Release, she does not rely and has not relied upon any representation or statements by or on behalf of LTC or any other person released by Kopta with regard to the subject matter, basis, or effect of this General Release beyond those expressly contained herein.  Kopta represents that she has carefully read and fully understands all provisions of this General Release, and that she is voluntarily entering into this General Release after adequate time to consider its terms.

          8.  Miscellaneous:  Kopta and LTC agree as follows:

                       (a)  The language of all parts of this General Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties;

                       (b)  This General Release is entered into in the State of California and shall be construed and interpreted in accordance with its law;

                       (c)  The various provisions of this General Release are severable and if any is unenforceable, at law or in equity, that provision may be severed, leaving the others remaining in full force and effect;

                       (d)  Paragraph headings contained in this General Release are for convenience only and shall not be considered for any purpose in construing the agreement;

                       (e)  This General Release may only be modified by a written agreement identified as an amendment/modification to this General Release and signed by the parties hereto.

PLEASE READ CAREFULLY. THIS GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

DATED:

Julia Kopta

DATED:		LTC PROPERTIES, INC.

By:

Name
Title

STATE OF CALIFORNIA
COUNTY OF ___________________

          On _________________, 2003, before me personally appeared ________________________, personally known to me or proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed that same in his/her authorized capacity, and that by his/her signature on the instrument the person, executed the instrument.

WITNESS my hand and official seal

Notary Public

My commission expires:____________________

EXHIBIT III

LETTER OF RECOMMENDATION
[TO COME]

EXHIBIT IV

CONSULTING AGREEMENT

LTC PROPERTIES (LETTERHEAD)

April 1, 2003

Julia Kopta, Esq.
105 Layton Avenue
Ojai, California 93023

          Re:          Consulting Agreement

Dear Ms. Kopta:

          The purpose of this letter is to confirm our agreement regarding the consulting services you have agreed to perform for LTC Properties, Inc. (“LTC”) following termination of your employment as provided in the Agreement of even date herewith.

          You have agreed to provide consulting services from time to time as LTC reasonably requests during the six month period commencing April 1, 2003 and ending on September 30, 2003 (“Consulting Term”).

          In consideration of your agreement to provide the services described herein, LTC will pay you by wire transfer per your written instructions, Twenty Thousand Eight Hundred Thirty Three Dollars ($20,833.00) per month in two equal installments per month of  Ten Thousand Four Hundred Sixteen Dollars and Fifty Cents ($10,416.50) on the first and fifteenth day of each month during the Consulting Term. If any payment date is a weekend or holiday, your payment will be due on the next business day.

          LTC will reimburse you for reasonable and necessary expenses you incur in the course of performing services hereunder (subject to your submission of properly documented invoices and expense reports consistent with LTC policies) within five days following the end of the month in which they were incurred.  Reimbursement is subject to LTC’s right to dispute in good faith any such expense. You agree to obtain LTC’s prior written consent before incurring any expense or series of related expenses in excess of Seven Hundred Fifty Dollars ($750.00).

          You will consult with LTC from time to time at LTC’s reasonable request, regarding LTC’s legal affairs (including without limitation, matters worked on during the term of your employment by LTC) as reasonably necessary, working independently and/or in cooperation with LTC’s outside legal counsel.

          During the Consulting Term, you are free to provide the services telephonically and through electronic communications.  You will not be asked to travel or to be present in LTC’s offices or other locations unless you and LTC determine that such travel or presence is necessary or advisable.

          Nothing in this Agreement is intended and nothing in this Agreement shall be construed at any time to create the relationship of employer and employee, or principal and agent, between LTC and you.  You will be an independent contractor at all times during the Consulting Term.  You are free to exercise your own initiative, judgment and discretion as to how best to perform your duties under this Agreement. You will not have the authority to bind or obligate LTC as to any matters.

          You understand and agree that for purposes of this consulting agreement, you will not be treated as an officer, employee or affiliate of LTC for any purpose, including, without limitation, the Federal Insurance Contributions Act, the Social Security Act, any unemployment statute, income tax withholding and other applicable laws (including, without limitation, those pertaining to workers’ compensation, unemployment compensation and state income tax withholding).

          This letter agreement and the Agreement set forth the entire agreement between you and LTC regarding the subject matter hereof.  Neither you nor LTC can amend or modify this agreement, except in writing signed by you and LTC.  Further, the indemnification provisions set forth in the Employment Agreement apply to any services performed as a consultant pursuant to this Agreement

          This letter agreement is governed by and shall be construed in accordance with California law.

          If we have stated our agreement as to your consulting services correctly, please sign a copy of this letter in the space provided simultaneously with the execution of the Agreement and deliver such signed copy to LTC.

LTC PROPERTIES, INC.

By:

Acknowledged and Agreed:

Julia Kopta